Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2013

Dear Shareholders, Customers, and Employees,

In the face of continued pressure on net interest income and slow economic growth in our markets, your Company reported approximately $1.12 million, or $0.32 basic earnings per share for the third quarter of 2013 and $3.56 million for the nine month period ending September 30, 2013.  Your Company was able to offset those negative environmental conditions by decreasing non-interest expenses and improving asset quality.  The improvements in asset quality warranted a negative provision for loan losses for the third quarter.

Your Company continued to see positive trends in numerous asset quality indicators, including the amount of substandard and doubtful loans and the amount of loans past due ninety days or on nonaccrual as a percentage of outstanding loans, when compared to December 31, 2012.  These improvements not only added to profitability, but further support the team’s ongoing efforts to grow quality loan balances throughout our communities.  We believe that growth in core deposits and quality loan balances is key to help offset the compressed margin environment, and as a result, your team is working hard to increase those balances going forward.

We are very grateful for the continued diligence of fellow team members and the support of our customers, both of which led to these positive results.

I am also pleased to report that after review of your Company’s earnings, capital position, and improved risk profile, your Board of Directors declared a $.05 cash dividend that will be payable to shareholders on December 16, 2013.  We continue to believe that the drivers of our success are, and will continue to be, our strong corporate values of respect for our shareholders, customers, colleagues, and communities. Your support and the trust you have placed in us is greatly appreciated.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Nine months ended September 30, 2013	Nine months ended September 30, 2012
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 14,649	$ 17,123
Interest expense	2,454	3,783
Net interest income	12,195	13,340
Provision for loan losses	(300)	200
Net interest income after provision for loan losses	12,495	13,140
Non-interest income	3,318	3,112
Non-interest expenses	11,270	12,197
Income before income taxes	4,543	4,055
Provision for income taxes	982	746
Net income	$ 3,561	$ 3,309

Average common shares outstanding	3,446,806	3,446,075

PER COMMON SHARE
Net income	$ 1.03	$ 0.96
Book value	$18.36	$18.49
Closing price	$12.75	$ 9.06

FINANCIAL RATIOS
Return on average assets	0.85%	0.77%
Return on average equity	7.49%	7.18%
Net interest margin	3.30%	3.51%
Efficiency ratio	69.49%	71.14%
Loans to deposits	65.06%	71.20%
Allowance for loan losses to loans	1.59%	2.24%

PERIOD END BALANCES
	As of September 30, 2013	As of December 31, 2012
Assets	$559,366	$572,448
Loans	$299,363	$304,445
Deposits	$460,808	$471,199
Shareholders' equity	$ 63,274	$ 64,170

Common shares outstanding	3,447,051	3,446,305

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Diana L. Engelhardt - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

H. Edward Rigel

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211